                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                                FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: CSFB ALTERNATIVE CAPITAL LONG/SHORT EQUITY MASTER FUND, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                          11 Madison Avenue
                                          New York, NY 10010

Telephone Number (including area code):

                                          800-910-2732

Name and address of agent for service of process:

                                          Stacie Yates
                                          11 Madison Avenue
                                          New York, NY 10010

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                          YES [x] NO [ ]

                                          SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and the State of New York on the 1st day of April, 2005.

         CSFB ALTERNATIVE CAPITAL LONG/SHORT EQUITY MASTER FUND, LLC

                                                     By: /s/ James H. Vos
                                                         ----------------
                                                         James H. Vos
                                                         President
Attest: /s/ Stacie Yates
        ----------------
        Stacie Yates
        Secretary